December 21, 2006

Eli Campo

Dear Eli:

I am pleased to offer you the position of Executive Vice President, General Manager, Israel in our Ra'anana office with a scheduled start date on or about February 15, 2007 as mutually agreed between you and LivePerson. This letter shall confirm the terms and conditions of our employment offer to you:

•	You will be paid base salary at a monthly rate of 72,000 NIS (seventy-two thousand New Israeli Shekels) according to current payroll practices in the Israel office.

•	You will report directly to the Chief Executive Officer.

•	You will be provided with company car benefits in accordance with LivePerson's existing standard practices and policies.

•	You will be eligible to participate in the LivePerson bonus plan, as it exists from time to time under terms comparable to other LivePerson employees of similar role and responsibility. Currently, the executive bonus program contemplates milestones and objectives set in advance on at least an annual basis as well as metrics related to overall company performance. Your target annual bonus for the 2007 calendar year will be 215,000 NIS. Your target bonus in subsequent years will be determined in the sole discretion of LivePerson but in no event will the amount of any target bonus be set at less than 25% of your then-current annual base salary. Your actual 2007 bonus payout will be determined in the sole discretion of LivePerson based on the profitability of the company as compared to Plan, your individual bonus target (prorated for the portion of 2007 that you are employed at LivePerson if you are hired after January 1, 2007), and your personal contribution to the company's efforts and the successful attainment of the agreed upon milestones and objectives, as determined by your manager(s) in their sole discretion. Eligibility for and payment of such bonus, if any, is conditioned on your being actively employed by LivePerson as of the date the bonus, if any, is paid. Your actual bonus payment is likely to be either greater or less than your target amount based on these criteria. In any year, LivePerson may determine not to pay any bonus based on the above criteria. LivePerson reserves the right to amend or terminate its bonus plan at any time.

Your initial objectives and milestones will relate to the general areas described below, with specific goals, metrics and other requirements to be determined following the start date of your employment and from time to time thereafter by the company's Chief Executive Officer, President and/or Board of Directors:

462 Seventh Avenue, 3rd Floor, New York, NY 10018	t212.609.4200	f212.609.4201	www.liveperson.com

Eli Campo

December 21, 2006

❖       Management and oversight of the operations and personnel of the Ra'anana office in accordance with company policies, procedures, fiscal plans and any other corporate directives that may issue from time to time;

❖       Management and oversight of the company's hosting, production and support environments with a focus on improving existing system uptime and achieving the company's desired levels of system uptime, stability and scalability consistent with the demands of the company's current business as well as future business, strategic and fiscal plans, as same may be updated by the company from time to time; and

❖      Management and oversight of the company's research and development function including responsibility for the delivery of all currently planned and future software code releases in coordination with the company's product marketing function and in accordance with the company's overall product roadmap, strategy, business and fiscal plans as same may be updated by the company from time to time.

•	You will be granted an unvested option to purchase 300,000 shares of LivePerson common stock at a strike price determined by the LivePerson Board of Directors. We currently anticipate that there will be an option grant date on or before February 15th, 2007. In the event that your first day of employment is subsequent to the option grant date, the option grant date for your specific option grant will be your first day of employment, and the strike price of the options granted to you shall be the market price at the time of the grant. This option will be granted under the terms and conditions of the LivePerson Incentive Stock Option Plan and the Notice of Grant of Stock Option, which will be issued to you at the time of the grant. Unvested options vest in equal increments of 25% annually over four (4) years, beginning on the first anniversary of the grant date. Options issued to you will be "102 capital gain track" options to the extent that such classification is within the company's reasonable control. Following termination of your employment, you will have the ability to exercise options as specified in this letter and pursuant to the LivePerson Incentive Stock Option Plan.

•	The Employee shall be entitled to annual Recreation Pay per year according to the then prevailing applicable law. Furthermore, you will be eligible for vacation in accordance with LivePerson's vacation policy as it exists from time to time. Under the current policy, you will accrue vacation at the rate of 20 days per year, accruing pro-rata on a monthly basis following the start date of your employment. Annual vacations may be accumulated and/or redeemed as provided under the laws of the State of Israel. Unused vacation in any given year will be carried forward pursuant to the company's vacation policy as it may exist from time to time and in accordance with the laws of the State of Israel.

Eli Campo

December 21, 2006

•	The company will pay, at its sole cost and expense, a sum equal to 7 1/2% (seven and one-half percent) of the Employee's monthly current salary on behalf of the Employee to the Advanced Study Fund in which the Company participates. The Employee will pay a sum equal to 2 1/2% (two and one-half percent) of his\her monthly current salary, at his\her expense, into said fund as is standard practice. In addition, the company will make payments toward an executive insurance fund, and toward disability insurance in accordance with the laws of the State of Israel. Upon termination of employment, the company will transfer and release to you all accrued and unpaid funds held by the company for executive insurance and the Advance Study Fund in accordance with the requirements of the laws of the State of Israel. The details of the foregoing payments will be further specified in the employment agreement between you and the company to be executed upon the start date of your employment.

•	You will receive further orientation regarding benefits you are eligible for and company policies on or shortly after your start date.

•	This offer is made contingent upon your successful completion of the Company's pre-employment procedures, which may include reference and background verification of your prior employment and other information provided by you during the interview process.

•	By signing this letter you confirm that to the best of your knowledge following diligent inquiry and investigation you are not subject to any agreement, with a prior employer or otherwise, which would prohibit, limit or otherwise be inconsistent with your employment at LivePerson or prevent you from performing your obligations to LivePerson. Additionally, please be advised that it is LivePerson's corporate policy not to obtain or use any confidential, proprietary information or trade secrets of its competitors or others, unless it is properly obtained from sources permitted to disclose such information. By signing this letter below, you are acknowledging that you have been advised of this policy and that you accept and will abide by it, and you are also agreeing that you will not use or disclose any confidential or proprietary information of LivePerson to any third party, including any previous or subsequent employer.

•	This letter is not an Employment Agreement. Employment with LivePerson will not take effect until an Employment Agreement with LivePerson. or any subsidiary of LivePerson, has been executed by both you and a representative of the Company.

•	In the event of any voluntary termination of your employment, you will provide the company with no less that six (6) months advance notice of such voluntary termination and, if requested by the company, you will assist and cooperate with the company to find, recruit and hire a replacement for your position, and you will provide assistance as requested by the company for the purpose of effecting an orderly transition of your responsibilities to such replacement. Should your full time employment continue with the company during the six (6) month period following your notice of voluntary termination, you will receive the following benefits: (i) within thirty (30) days following termination, pro-rated payment of your then-current target annual bonus, proportional to the percentage of the relevant fiscal year actually served by you prior to your termination; and (ii) subject to the terms of the Option Plan, any unvested options to purchase LivePerson stock held by you that would have vested within the six (6) month period immediately following the date of your termination will automatically and immediately vest and become exercisable upon your date of termination and remain exercisable for a period of up to one year following such termination, but in no event beyond the expiration of the option term.

Eli Campo

December 21, 2006

•	In the event that your employment is involuntarily terminated by LivePerson or any successor entity Without Cause or Constructively Terminated, whether in the event of a Change of Control or otherwise (as such capitalized terms are defined below), you will be eligible to receive the following severance benefits: (i) severance in an amount equal to your then current base salary for a period of six (6) months payable in the form of a lump-sum, cash payment due within thirty (30) days of your date of termination; (ii) subject to the terms of the Option Plan, any unvested options to purchase LivePerson stock held by you that would have vested within the 12 month period immediately following your termination will automatically and immediately vest and become exercisable upon such termination and remain exercisable for a period of up to one year following such termination, but in no event beyond the expiration of the option term, and (iii) within thirty (30) days following termination, pro-rated payment of your then-current target annual bonus, proportional to the percentage of the relevant fiscal year actually served by you prior to your termination. The foregoing severance benefits will be conditioned upon your execution and non-revocation of a general release of claims in favor of LivePerson and its subsidiaries in a reasonable form to be provided by LivePerson.

•	A termination Without Cause shall be defined as termination of employment other than for death, disability, termination for Cause or any resignation by you. Cause shall be defined as: (i) your failure to substantially perform your duties to LivePerson or any of its subsidiaries provided that the company has previously made you aware of such failure, (ii) your conviction of, or plea of nolo contendere to, a felony (regardless of the nature of the felony) or any other crime involving dishonesty, fraud, or moral turpitude, (iii) your gross negligence or willful misconduct (including but not limited to acts of fraud, criminal activity or professional misconduct) in connection with the performance of your duties and responsibilities to LivePerson or any of its subsidiaries, (iv) your failure to substantially comply with the rules and policies of LivePerson or any of its subsidiaries governing employee conduct or with the lawful directives of the Board of Directors of LivePerson, or (v) your breach of any non-disclosure, non-solicitation, non-competition or other restrictive covenant obligations to LivePerson or any of its subsidiaries.

•	Constructively Terminated shall be defined as resignation by you as a result of a material diminution of your job responsibilities, level of authority, title and/or base salary without your consent; provided, however, that: (1) a change in your title by the company resulting from a change or restructuring of titles applied to company personnel in your peer level shall not be deemed a material diminution in title or a Constructive Termination for purposes of this agreement; and (2) you shall give LivePerson written notice within thirty (30) days of the occurrence of such circumstances constituting Constructive Termination and you shall be deemed Constructively Terminated only if LivePerson has not cured such circumstances within twenty (20) business days following its receipt of such notice.

Eli Campo

December 21, 2006

Change of Control shall be defined as any transaction or group of related transactions following which the holders of LivePerson's voting power immediately prior to such transaction(s) no longer hold publicly-traded securities having the voting power necessary to elect a majority of the board of directors of the surviving entity or entities.

Please indicate your acceptance of this offer by signing below and returning one copy to our office. LivePerson is a dynamic organization with tremendous growth opportunities. We look forward to you joining us and hope that you share our excitement for the opportunity it presents to everyone on the team.

Sincerely,

/s/ Tim Bixby
Tim Bixby
President/CFO

Accepted by:	/s/ Eli Campo	Dec, 22, 2006
	Eli Campo	Date

2/21/2007

EMPLOYMENT AGREEMENT

Made and entered into in Raanana, Israel, as of the Effective Date (as defined below) by and between HumanClick Ltd., a corporation organized and existing under the laws of the State of Israel, having its principal place of business at Raanana, Israel, (hereinafter the "Company") of the first part and the Employee (As defined below) of the second part;

Personal Information
ELI CAMPO
Name	ID. Number

Address

Street	City	Zip Code

Telephone	Facsimile	E-mail

Terms of Employment
Effective Date:	2/21/2007

Position:	General Manager, Tel Aviv
Compensation:	72,000 NIS	Per month

Car Expenses Allowance:	No, see section 6 of the agreement	Per month
Executive's Insurance:	100%
Advance Study Fund:	100%
Annual Vacation:	20 days per year with full salary
Termination Notice Period:	See Offer Letter Dated December 21, 2006

/s/ Tim Bixby		/s/ Eli Campo
HumanClick Ltd.		The Employee

By	Tim Bixby

General Terms

A.	The following General Terms shall apply to the Employee, subject to the specific Terms of Employment set forth above. To avoid any doubt, in the event the Terms of Employment do not grant Employee any of the terms set forth in this General Terms, notwithstanding anything stated in this General Terms the Employees shall not be entitled to such terms.

B.	Unless the context clearly implies or indicates otherwise, the meaning of words and terms defined in the above Terms of Employment shall apply to this General Terms.

C.	Reference to statutes or statutory provisions include reference to any orders or regulations made thereunder and reference to any statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time whether before or after the date hereof (subject to as otherwise expressly provided herein) and to any previous statute, statutory provision, order or regulation amended, modified, re-enacted or replaced by such statute, provision, order or regulation.

D.	The terms described in the offer letter dated December 21, 2006 from the Company to Employee (the "Offer Letter") are incorporated into this Agreement by reference. In the event of any conflict between the terms of the Offer Letter and the terms of this Agreement, the terms of the Offer Letter will govern, except to the extent that such terms are invalid under applicable local law.

1.	Employment

The Company hereby employs the Employee in the Position, and the Employee agrees to perform services and be employed by the Company in said position in accordance with the terms and conditions set forth in this Agreement.

2.	Term of Agreement

2.1.	The term of this Agreement shall commence on the Effective Date and shall continue until a written notice of termination is given, as provided in this Agreement subject to the Termination Notice Period (the "Term").

3.	Obligations of the Employee

3.1.	During the entire Term, the Employee shall discharge his\her office and his\her obligations under the Position in accordance with directives received from the General manager of the company and shall report to the General manager of the Company.

3.2.	During the entire Term, the Employee will devote, subject to the provisions of this Agreement, all of his\her working time toward fulfilling his\her obligations and duties to the Company and will carry out his\her job faithfully and devotedly, in accordance with the objectives of the Company, as they are defined by the Company's Board of Directors, from time to time.

3.3.	The Employee shall notify the Company immediately of every matter or transaction in which he\she has a significant personal interest and\or which might create a conflict of interest with his\her position in the Company.

2

4.	Place of Employment

The Employee's regular place of employment shall be in Israel, and will include travel and periods of stay abroad according to the requirements of the work to be performed for the Company as determined by the Company's management.

5.	Compensation

5.1.	As base compensation for the Employee's services to the Company, the Company will pay the Employee the Compensation. The Compensation will be adjusted to the cost of living in accordance with the then applicable law.

5.2.	Employee agrees that his\her position pursuant to Section 3 above is one that requires a special measure of personal trust as defined in the Work and Rest Hours Law, 5711-1951, and therefore, the provisions of such law shall not apply to the Employee and the Employee shall not be entitled to compensation for working more than 45 (forty five) hours per week, beyond the Compensation set forth in Sub-Section 5.1 above.

6.	Car Expenses

During the Term, the Company shall extend to the Employee's use a leased. The Employee will bear any tax applicable on use of the car by Employee according to the then applicable law.

7.	Executive's Insurance

7.1.	The Company will pay on the Employee’s behalf at the Company’s sole cost and expense a sum equal to 13 1/3% (thirteen and one-third percent) of the Employee’s current Compensation each month for executives’ insurance which will be allocated as follows:

(One) 8 1/3% (eight and one third percent) for a severance pay fund;

(Two) 5% (five percent) for a provident fund;

(Three) In addition the company will pay for an "employment disability" insurance;

7.2	The Employee will contribute a sum equal to 5% (five percent) of his\her monthly current Compensation for each month for the insurance for the provident fund in accordance with custom and practice.

7.3	All payments provided for in this Section 7 will be made in such amounts and in such timely fashion as to guarantee the Employee the full rights and benefits of such insurance at all times during the Term and thereafter in accordance with law and practice.

7.4	During the Term, ownership of all accounts and insurance policies provided for in this Section 7 shall be in the name of the Company.

7.5	Subject to section 7.6 hereto, if the employee-employer relationship is terminated for any reason by:

3

7.5.1	the Company, the accounts and/or policies provided for in this Section 7, including the provident and severance pay funds, will be released to the Employee and transferred to his\her sole name, effective as of the date of such termination. The amount of severance pay which the Employee shall be entitled shall be the greater of (a) the amount accumulated in the policy account for severance pay; and (b) the amount required by law; or,

7.5.2	the Employees, the accounts and/or policies provided for in this Section 7, including the provident and severance pay funds, will be released to the Employee and transferred to his\her sole name, effective as of the date of such termination. The amount of severance pay which the Employee shall be entitled shall be the amount accumulated in the policy account for severance pay.

7.6	Notwithstanding the provisions of Sub-Section 7.5, the Employee shall not be entitled to the release of the severance policy to him/her if the Employee has, of his\her own and sole initiative, terminated his\her employment in the Company without having given prior notice of his\her resignation at least 30 (thirty) days in advance, except as a result of a termination due to circumstances beyond the Employee's control, or the employment is terminated as a result of circumstances under which according to any law and/or employment agreement and/or judicial decision (from a court of competent jurisdiction) the Employee is not entitled to the full amount of discharge compensation that would otherwise be payable under the Discharge Compensation Law, 5723-1963.

8.	Advance Study Fund

The company will pay, at its sole cost and expense, a sum equal to 7½% (seven and one-half percent) of the Employee's monthly current Compensation on behalf of the Employee to the Advanced Study Fund in which the Company participates. The Employee will pay a sum equal to 2½% (two and one-half percent) of his\her monthly current Compensation, at his\her expense, into said fund as is standard practice.

9.	Recreation Pay

The Employee shall be entitled to an annual Recreation Pay per year according to the then prevailing applicable law.

10.	Vacations

10.1.	The Employee shall be entitled to an annual vacation of the number of days stated in the Terms of Employment above per year with full salary. Annual vacations may be accumulated and/or redeemed as provided under the law.

10.2.	The Employee shall be entitled to Sick Leave according to the then prevailing applicable law.

4

11.	Termination of Agreement

11.1.	The Company and the employee shall both have the right to terminate the Employee's employment with the Company at any time during a Term upon giving a prior written notice in compliance with the Termination Notice Period. During the Termination Notice Period, the Employee will continue to discharge his/her office and cooperate with his/her replacement unless the Company terminates the employer-employee relationship prior to the end of the Termination Notice Period. During the Termination Notice Period, the Company will continue to pay the Employee all payments and honor all commitments owed to the Employee in accordance with this Agreement. Further, subject to Section 7.6 above, the Company will pay the Employee the full severance pay compensation required by law for an employee who is terminated from his/her position, and will transfer to the Employee's name all of the executives' insurance policies described in Section 7 above.

11.2.	At the end of the employment, the Employee shall transfer his/her position to his/her replacement in an orderly fashion and shall deliver to the Company all documents, information and all other materials in his/her possession or that were prepared by him/her relating to his/her work up to the date that he/she ceases to be employed by the Company.

12.	Confidentiality and Proprietary Information

12.1.	During the Term and thereafter the Employee shall preserve the confidentiality of all information related to the business and activities of the Company, including all information relating to its technology, products, suppliers and clients, and shall not reveal any such information to a third party of any kind.

12.2.	All right, title and interest in and to any of the products, materials, methods, processes, techniques, know-how, data, information and other results whatsoever, discovered or occurring in the course of or arising from the performance of the work of the Employee under the Agreement, and for a period of 6 (six) months following the termination of the employment under this Agreement, and any rights in respect thereof, either registered title and copyrights or not, and all said rights the extent they derive from the work of the employee under this Agreement, and in and to any drawings, plans, diagrams, specifications, and other documents containing any said information, shall vest in the Company exclusively.

13.	Non-competition

13.1.	Employee agrees that during the term of this Agreement and any extensions hereof and for a period of one (1) year after he/she ceases to be employed by the Company he/she will not, for his own account or as an employee, officer, director, partner, joint venture, shareholder, investor, consultant or otherwise (except as an investor in a corporation whose stock is publicly traded and in which Employee holds less than 5% of the outstanding shares) interest himself in or engage in any competitive activity anywhere in the world. For the purpose of this clause, "competitive activity" shall mean the development, production, sales and/or marketing of any products that competes with any product developed and/or produced by the company, or is in the process of being developed and/or produced by the company, during Employee's employment.

5

13.2.	Employee agrees that during a period of one year from termination of this Agreement or any extension hereof he shall not employ directly or indirectly any individual then employed by the Company.

13.3.	Employee acknowledges that the restricted period of time and geographical area specified under paragraph 13.1 hereof are reasonable, in view of the nature of the business in which the Company is engaged, the Employee's knowledge of the Company's Business and products and the Compensation he/she receives.

13.4.	Notwithstanding anything contained in paragraph 13 to the contrary, if the period of time or the geographical area specified under paragraph 13.1 and 13.2 hereof should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable by such judicial proceeding.

13.5.	The Employee acknowledge that the Compensation he/she receives hereunder paid, inter alia, as consideration for his undertaking contained in this Section 13.

14.	Miscellaneous

14.1.	The Employee shall not have the right to transfer his\her rights and obligations under this Agreement to any third party whatsoever.

14.2.	All of the Employee's Compensation and other payments owing to him/her in accordance with this Agreement, as they exist at the time of his\her death, will be paid, in the event of his\her death, God forbid, to his\her heirs, executors, administrators and/or assigns.

14.3.	The Employee represents that he\she has read all of the clauses and paragraphs of this Agreement carefully, that the words and terms of the Agreement are clear to him and that he\she accepts them in full.

14.4.	This Agreement represents the entire agreement of the parties and may be amended only by a written amendment executed by both parties.

14.5.	This Agreement shall be governed by the law of the state of Israel.

14.6.	This Agreement shall become effective and binding upon the parties as of the date first stated above.

In WITNESS WHEREOF, the parties have signed this Agreement on the date set forth above.

/s/ Tim Bixby				/s/ Eli Campo
HumanClick Ltd.				The Employee

By	Tim Bixby	Its	Director

6